ASSET PURCHASE AGREEMENT


     This Asset Purchase Agreement (the "Agreement") is entered into the 31st day of October, 1997 by and between Cramer, Inc., a Kansas corporation ("Buyer") and Floating Arms, Inc., a Minnesota corporation ("Seller").

     WHEREAS, Seller desires to sell, and Buyer desires to purchase, certain of the assets of Seller for the consideration and upon the terms and subject to the conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises, the provisions and the respective agreements hereinafter set forth, the parties hereto hereby agree as follows:

     1.   PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES.

          1.1  AGREEMENT TO PURCHASE AND SELL.

               1.1.1  Upon the terms and subject to the
          conditions set forth in this Agreement and upon the representations and warranties made herein by each of the parties to the other, on the Closing Date (as such term is hereinafter defined), Seller shall sell, grant, convey, assign, transfer and deliver to Buyer, and Buyer will purchase and acquire from Seller, those assets and properties of Seller, as the same shall exist on the Closing Date, (said assets and properties so to be sold, granted, conveyed, transferred, assigned and delivered to Buyer being hereinafter collectively referred to as the "Assets"), described as follows:

                    (a)  all purchase orders, accounts
               receivable, inventories, spare parts, prepayments, deferred items, work in process, supplies, leaseholds, leasehold improvements, tools, tooling, fixtures, machinery, equipment, furniture, office furnishings and fixtures of Seller;

                    (b)  including without limitation those
               described in Schedule 1.1.1.a hereof, all patents and applications therefor and all trademarks and trade names, trademark and trade name registrations, service marks and service mark registrations, copyrights, copyright registrations, the applications therefor and the licenses thereto, together with the goodwill and the business appurtenant thereto;

                    (c) all drawings, blueprints, specifications designs and data owned by Seller and relating to all of its products whether patented or not;

                    (d)  all catalogues, brochures, sales
               literature, promotional material and other selling material of Seller;

                    (e)  all books and records and all files,
               documents, papers, agreements, books of account and other records pertaining to the Assets; and

                    (f)  all rights of Seller under all
               contracts, agreements, licenses, leases, sales orders, purchase orders and other commitments
               Buyer will assume pursuant to Section 1.3 hereof.

               Without limiting the generality of the foregoing, the Assets shall, except as set forth in Section 1.1.2 hereof, include all assets described above and set forth in a detailed list of tooling and inventory equipment as of the date of the Balance Sheet (as such term is hereinafter defined) prepared from the accounting records of Seller and attached hereto as
          Schedule 1.1.1.B, and all such assets as may have been acquired by Seller which would be included on a list prepared in like manner from such accounting records as of the Closing Date, except any such assets which may have been disposed of since the date of the Balance Sheet in the ordinary course of business on a basis consistent with past practice.

               1.1.2 Anything herein contained to the contrary notwithstanding, all other assets and properties of Seller are specifically excluded from the Assets and shall be retained by Seller.

               1.1.3 Seller shall execute and deliver to Buyer at the Closing, (i) a Bill of Sale, Assignment and Assumption Agreement, in the form attached hereto as Exhibit "A" (the "Bill of Sale, Assignment and Assumption Agreement"), under the terms of which Seller shall sell, grant, convey, assign, transfer and deliver the Assets to Buyer, and (ii) such other bills of sale, deeds, instruments of assignment and other appropriate documents as may be reasonably requested by Buyer in order to carry out the intentions and purposes of this Agreement.

          1.2 PURCHASE PRICE. Upon the terms and subject to the conditions set forth in this Agreement, in reliance upon the representations, warranties, covenants and agreements of Seller contained herein, and in exchange for the Assets, Buyer agrees to issue to Seller shares of Buyer's Common Stock, $1.00 par value per share (the "Common Stock"). The exact number of shares of Common Stock to be issued by Buyer hereunder is 200,000 shares.

          1.3 PAYMENT OF PURCHASE PRICE. The Purchase Price shall be payable thirty (30) days after the Closing Date by delivery to Seller of 200,000 shares of Common Stock, subject to delay of such delivery under Section 4.9 hereof.

          1.4 ADDITIONAL PAYMENTS. A royalty payment in an amount of money equal to seven percent (7%) of the net sales price received by Buyer from sales of all split keyboards and mouse trays sold by Buyer during the three (3) years next after the Closing Date (as defined herein), which such total net sales price proceeds during said three years exceed the sum of $2,500,000; provided however, that all such royalty payments during the total three year period shall not exceed the sum of $3,000,000. Any such payments due hereunder shall be made on a quarterly calendar year basis on or before the last day of the month following the end of each calendar year quarter as to all sales proceeds received by Buyer during each such calendar year quarter to begin after such sales have exceeded $2,500,000.00 on a cumulative basis.

          1.5 ASSUMPTION OF LIABILITIES. On the Closing Date, and as additional consideration for the sale, grant, conveyance, assignment, transfer and delivery of the Assets, subject, however, to Section 1.6 below, Buyer shall assume and agree to pay, perform and discharge when due only those liabilities and obligations of Seller on the Closing Date, which are:

               1.5.1 in the categories listed below and which are reflected on the Balance Sheet or which are current liabilities or obligations of Seller incurred in the ordinary course of business and consistent with past practice after the date of the Balance Sheet and prior to the Closing Date, less any such liabilities or obligations paid or discharged by Seller between the date of the Balance Sheet and the Closing Date, the net balance to be so assumed for each category shall approximate the following sums:

               Total Accounts Payable                  $73,665.00
                (Trade, Tax and otherwise)
               Accrued Expenses                          2,071.00
               Auto Loan                                11,542.00
               Bank Accounts/Receivable Line of Credit   5,957.00
               Bank Tooling Loan                      109,566.000
                                                      $202,801.00
          and,

               1.5.2 liabilities or obligations of Seller which arise under the terms of its present (i) month-to-month space lease, (ii) copy machine lease and (iii) telephone equipment lease and all existing sales orders and purchase orders.

          On the Closing Date, Buyer will execute and deliver to Seller the Bill of Sale, Assignment and Assumption Agreement assuming the liabilities and obligations of Seller delivered to it under Section 1.1.3 hereof.

          1.6 NON-ASSUMPTION OF CERTAIN LIABILITIES. Buyer is not assuming, and shall not be deemed to have assumed, any liabilities or obligations of Seller of any kind or nature whatsoever, except as expressly provided in Section 1.4 hereof. Anything in Section 1.4 hereof or elsewhere in this Agreement to the contrary notwithstanding and without limiting the generality of the foregoing, it is hereby agreed that Buyer is not assuming, and shall not be deemed to have assumed, any liability and shall not have any obligation for or with respect to any liability or obligation of Seller (i) in respect of (x) any sales, use or excise taxes, income taxes, taxes based on or measured by income or franchise taxes attributable to periods or events prior to or ending on the Closing Date (other than federal, state or local payroll taxes on current payroll) or (y) any of the foregoing or any other taxes, legal, accounting, brokerage, finder's fees, or other expenses of whatsoever kind or nature incurred by Seller or any affiliate, stockholder, director, employee or officer of Seller as a result of the consummation of the transactions contemplated by this Agreement, or (ii) arising out of any action, suit or proceeding based upon an event occurring or a claim arising (x) prior to the Closing Date or (y) after the Closing Date in the case of claims in respect of products sold by Seller prior to the Closing Date and attributable to acts performed or omitted by Seller prior to the Closing Date.

          1.7 CLOSING. The closing of the purchase and sale of the Assets provided herein (the "Closing") will be at the office of Rotherwood Corporation, 1400 Northland Plaza, 3800
     W. 80th Street, Bloomington, Minnesota 56431 at 1:00 p.m., local time, October 31, 1997, or at such other place or at such other date and time as Seller and Buyer may mutually agree. Such date and time of Closing are herein referred to as the "Closing Date."

     2. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Buyer as follows:

          2.1 EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY; COMPLIANCE WITH LAW. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Seller is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other jurisdictions in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary. Seller has all requisite corporate power and authority to own its properties and carry on its business as now conducted. Seller is not in default with respect to any order of any court, governmental authority or arbitration board or tribunal to which Seller is a party or is subject, and Seller is not in violation of any laws, ordinances, governmental rules or regulations to which it is subject. Seller has obtained all licenses, permits and other authorizations and has taken all actions required by applicable laws or governmental regulations in connection with its business as now conducted.

          2.2  AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS.
     The execution and delivery of this Agreement and all agreements and documents contemplated hereby by Seller, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby when executed and delivered pursuant hereto for value received will constitute, the valid and legally binding obligations of Seller enforceable in accordance with their terms, except that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium, bulk sales, preference, equitable subordination, marshaling or other similar laws of general application now or hereafter in effect relating to the enforcement of creditors' rights generally and except that the remedies of specific performance, injunction and other forms of equitable relief are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought. The execution and delivery of this Agreement by Seller does not, and the consummation of the transactions contemplated hereby by Seller will not, (i) require the consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or any third party; (ii) result in the breach of any term or provision of, or constitute a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or the lapse of time or both) any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any part of the property of Seller pursuant to any provision of, any order, judgment, arbitration award, injunction, decree, indenture, mortgage, lease, license, lien, or other agreement or instrument to which Seller, or the Company is a party or by which it is bound; and (iii) violate or conflict with any provision of the by-laws or articles/certificate of incorporation of Seller as amended to the date of this Agreement.

          2.3 FINANCIAL STATEMENTS. Seller has furnished to Buyer a balance sheet of Seller as of September 30, 1997 (the "Balance Sheet"), and a statement of operations of Seller for the nine (9) months ended September 30, 1997, copies of which are attached hereto as Exhibit "B" (collectively the "Financial Statements"). The Financial Statements fully and fairly set forth the financial condition of Seller as of the dates indicated, and the results of its operations for the periods indicated, in accordance with generally accepted accounting principles consistently applied, except as otherwise stated therein.

          2.4  UNDISCLOSED LIABILITIES.  Seller has no
     liabilities or obligations whatsoever, either accrued, absolute, contingent or otherwise, which are not reflected or provided for in the Financial Statements or which have not been otherwise disclosed to Buyer prior to the date hereof.

          2.5  ABSENCE OF CERTAIN CHANGES OR EVENTS SINCE THE
     DATE OF THE BALANCE SHEET.  Since the date of the Balance
     Sheet, Seller has not:

               2.5.1 incurred any obligation or liability (fixed or contingent), except normal trade or business obligations incurred in the ordinary course of business and consistent with past practice, none of which is materially adverse;

               2.5.2  mortgaged, pledged or subjected to any
          lien, security interest or other encumbrance any of the Assets;




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               2.5.3  transferred or granted any rights under any
          concessions, leases, licenses, agreements, patents, inventions, trademarks, trade names, service marks or copyrights or with respect to any know-how;

               2.5.4 entered into any transaction, contract or commitment, except (i) those described in Section 1.5.2 hereof and (ii) this Agreement and the transactions contemplated hereby;

               2.5.5  suffered any casualty loss or damage
          (whether or not such loss or damage shall have been covered by insurance) involving the Assets; or

               2.5.6 arising out of any prior negotiations with respect to its possible sale of all or any part of the Assets, specifically including but not being limited, to discussions and/or negotiations heretofore held with ErgoBilt, Inc.

          Between the date of this Agreement and the Closing hereunder, Seller will not, without the prior written consent of Buyer, do any of the things listed in Sections
     2.5.1 through 2.5.5.

          2.6 TAXES. Seller (i) has duly and timely filed or caused to be filed all federal, state, local and foreign tax returns required to be filed by it prior to the date of this Agreement which relate to Seller or with respect to which Seller or the Assets are liable or otherwise in any way subject, (ii) has paid or fully accrued for all taxes shown to be due and payable on such returns (which taxes are all the taxes due and payable under the laws and regulations pursuant to which such returns were filed), and (iii) has properly accrued for all such taxes accrued in respect of Seller or the Assets for periods subsequent to the periods covered by such returns. No deficiency in payment of taxes for any period has been asserted by any taxing body and remains unsettled at the date of this Agreement. Copies of all federal, state, local and foreign income (or franchise) tax returns of Seller have been made available for inspection by Buyer.

          2.7 TITLE TO THE ASSETS/BACKLOG. Seller has good and marketable title to the Assets, free and clear of all security interests, mortgages, encumbrances, liens, charges or adverse claims of any kind or character, except as set forth on the Financial Statements. Seller has accurately disclosed to Buyer its customer backlog which is represented by firm purchase orders, including customers, products and purchase prices.

          2.8 CONDITION OF PROPERTY. All tangible personal property, equipment, fixtures and inventories included within the Assets or required to be used in the ordinary course of Seller's business are in good, merchantable or in reasonably repairable condition and are suitable for the purposes for which they are being used.

          2.9 REAL ESTATE. Seller has no interest in any real property other than under its month-to-month space lease.

          2.10 LIST OF CONTRACTS AND OTHER DATA. Schedule 2.10 sets forth the following:

               2.10.1 (i) all patents and registrations for trademarks, trade names, service marks and copyrights which are unexpired as of the date of this Agreement and which are used in connection with the operation of Seller's business, as well as all applications pending on said date for patents or for trademark, trade name, service mark or copyright registrations, and all other proprietary rights, owned or held by Seller, or owned or held by any of Seller's stockholders, directors, officers, employees or affiliates and reasonably necessary to, or primarily used in connection with, the business of Seller, and (ii) all licenses granted by or to Seller or any of Seller's stockholders, directors, officers, employees or affiliates and all other agreements to which Seller or any of Seller's stockholders, directors, officers, employees or affiliates is a party which relate, in whole or in part, to any items of the categories mentioned in (i) above or to other proprietary rights of any of Seller's stockholders, directors, officers, employees or affiliates or of Seller which are reasonably necessary to, or used by Seller primarily in connection with, the business of Seller whether owned by Seller or any of Seller's stockholders, directors, officers, employees or affiliates or otherwise;

               2.10.2  all contracts, understandings and
          commitments (including, without limitation, mortgages, indentures and loan agreements) to which the Assets are subject and which are not specifically referred to in Sections 2.10.1 hereof;

          True and complete copies of all documents and complete descriptions of all oral understandings, if any, referred to in Schedules 2.10 have been provided or made available to Buyer and its counsel.

          2.11 BUSINESS PROPERTY RIGHTS. The property referred to in Section 2.10.1, together with (i) all designs, methods, inventions and know-how related thereto, and (ii) all trademarks, trade names, service marks and copyrights claimed or used by Seller which have not been registered
     (collectively "Business Property Rights"), constitute all such proprietary rights owned or held by Seller or any of Seller's stockholders, directors, officers, employees or affiliates and which, in the case of such stockholders, directors, officers, employees or affiliates, are reasonably necessary to, or used by same primarily in, the conduct of the business of Seller. The designs, methods, inventions and know-how constitute trade secrets of Seller or such stockholders, officers, directors, employees or affiliates within the meaning of all applicable laws, and Seller has taken all necessary steps required by law to protect these trade secrets as such. Seller or any such stockholders, directors, officers, employees or affiliate, as the case may be, owns or has valid rights to use all such Business Property Rights without conflict with the rights of others. No person or corporation has made or threatened to make any claims that the operation of the business of Seller is in violation of or infringes any proprietary or trade rights of any third party. To the knowledge of Seller or such stockholders, directors, officers, employees or affiliates, no third party is in violation of or is infringing upon any Business Property Rights.

          2.12 NO BREACH OR DEFAULT. Seller is not in default under any contract to which it is a party or by which it is bound, nor has any event occurred which, after the giving of notice or the passage of time or both, would constitute a default under any such contract. Seller has no reason to believe that the parties to such contracts will not fulfill their obligations under such contracts in all material respects or are threatened with insolvency.

          2.13 LITIGATION. There are no actions, suits or proceedings with respect to Seller involving claims by or against Seller or the Assets which are pending or threatened against Seller or the Assets, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality. No basis for any such action, suit or proceeding exists, and there are no orders, judgments, injunctions or decrees of any court or governmental agency with respect to which Seller or the Assets have been named or to which Seller is a party, which apply, in whole or in part, to the business of Seller, or to the Assets or which would result in any material adverse change in the business or prospects of Seller.

          2.14 NO BROKERS. Seller has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Buyer to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, and Seller is not aware of any claim or basis for any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

          2.15 INVESTMENT REPRESENTATION. Seller understands that (i) the Common Stock being acquired by Seller pursuant to this Agreement has not been registered under the Securities Act of 1933, as amended, and is being issued in reliance upon the exemption afforded by Section 4(2) thereof for transactions by an issuer not involving any public offering, (ii) such Common Stock must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act of 1933, as amended, or is exempt from such registration, (iii) such Common Stock will bear a legend to such effect, and (iv) Buyer will make a notation on its transfer books to such effect. Seller further represents that (i) such Common Stock is being acquired for investment and without any present view toward distribution thereof to any other person, (ii) it will not sell or otherwise dispose of such Common Stock except in compliance with the registration requirements or exemption provision under the Securities Act of 1933, as amended, the rules and regulations thereunder, and as otherwise set forth by the Securities and Exchange Commission, (iii) it has such knowledge and experience in financial and business matters and that it is capable of evaluating the risks and merits of an investment in such Common Stock, (iv) it has consulted with counsel, to the extent deemed necessary, as to all matters covered by this Agreement and has not relied upon Buyer for any explanation of the application of the various federal or state securities laws with regard to the acquisition of such Common Stock, (v) it has investigated and is familiar with the affairs, financial condition and prospects of Buyer, and has been given sufficient access to and has acquired sufficient information about Buyer to reach an informed and knowledgeable decision to acquire such Common Stock, (vi) it is able to bear the economic risks of such an investment, and (vii) no promise or commitment has been made by Seller with respect to any registration of the share to be received hereunder.

          2.16  NO MISREPRESENTATION OR OMISSION.  No
     representation or warranty by Seller in this Article 2 or in any other Article or Section of this Agreement, or in any certificate or other document furnished or to be furnished by Seller pursuant hereto, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading or will omit to state a material fact necessary in order to provide Buyer with accurate information as to Seller.

     3. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller as follows:

          3.1 EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY; COMPLIANCE WITH LAW. Buyer is a corporation duly incorporated, validly existing in good standing under the laws of its jurisdiction of incorporation. Buyer is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of all other jurisdictions in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary. Buyer has all requisite corporate power and authority to own its properties and carry on its business as now conducted.
     Buyer is not in default with respect to any order of any court, governmental authority or arbitration board or tribunal to which Seller is a party or is subject, and Seller is not in violation of any laws, ordinances, governmental rules or regulations to which it is subject. Buyer has obtained all licenses, permits and other authorizations and has taken all actions required by applicable laws or governmental regulations in connection with its business as now conducted.

          3.2  AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS.
     The execution and delivery of this Agreement and all agreements and documents contemplated hereby by Buyer, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby when executed and delivered pursuant hereto for value received will constitute, the valid and legally binding obligations of Buyer enforceable in accordance with their terms, except that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium, bulk sales, preference, equitable subordination, marshaling or other similar laws of general application now or hereafter in effect relating to the enforcement of creditors' rights generally and except that the remedies of specific performance, injunction and other forms of equitable relief are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought. The execution and delivery of this Agreement by Buyer does not, and the consummation of the transactions contemplated hereby will not, (i) require the consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or any third party,
     (ii) result in the breach of any term or provision of, or constitute a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or the lapse of time or both) any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any part of the property of Buyer pursuant to any provision of any order, judgment, arbitration award, injunction, decree, indenture, mortgage, lease, license, lien, or other agreement or instrument to which Buyer is a party or by which it is bound, and (iii) violate or conflict with any provision of the by-laws or certificate of incorporation of Buyer as amended to the date of this Agreement.

     4.  OTHER COVENANTS AND AGREEMENTS.

          4.1 INDEMNIFICATION BY SELLER. Upon the terms and subject to the conditions set forth in Section 4.3 hereof and this Section 4.1, Seller agrees to indemnify and hold Buyer harmless against, and will reimburse Buyer on demand for, any payment, loss, cost or expense (including reasonable attorney's fees and reasonable costs of investigation incurred in defending against such payment, loss, cost or expense or claim therefor) made or incurred by or asserted against Buyer at any time after the Closing Date in respect of:

               4.1.1 any and all liabilities or obligations of Seller, or claims against or imposed on Buyer, of any nature (whether accrued, absolute, contingent or otherwise and whether a contractual, tax or other type of liability, obligation or claim) not assumed by Buyer pursuant to this Agreement;

               4.1.2 any and all damage or deficiency resulting from any omission, misrepresentation, breach of warranty, or nonfulfillment of any term, provision, covenant or agreement on the part of Seller contained in this Agreement, or from any misrepresentation in, or omission from, any certificate or other instrument furnished or to be furnished to Buyer pursuant to this Agreement;

               4.1.3  any and all liabilities, obligations,
          claims, damage or deficiency arising out of or related to Seller's failure to comply with the bulk transfer provisions in effect in the state or states in which the Assets are located; and

               4.1.4 to the extent, if any, not covered by the foregoing, any claim which may now exist or may heretofore arise out of any agreement, written or oral, or any negotiation or discussion heretofore occurring by any officer, director, agent or employee of Seller with any representative of ErgoBilt, Inc. relating to the potential sale of any rights or products owned by Seller.

          4.2 INDEMNIFICATION BY BUYER. Upon the terms and subject to the conditions set forth in Section 4.3 hereof and this Section 4.2, Buyer agrees to indemnify and hold Seller harmless against, and will reimburse Seller on demand for, any payment, loss, cost or expense (including reasonable attorney's fees and reasonable costs of investigation incurred in defending against such payment, loss, cost or expense or claim therefor) made or incurred by or asserted against Seller at any time after the Closing Date in respect of any omission, misrepresentation, breach of warranty, or nonfulfillment of any term, provision, covenant or agreement on the part of Buyer contained in this Agreement, or from any misrepresentation in, or omission from, any certificate or other instrument furnished or to be furnished to Seller pursuant to this Agreement.

          4.3 CONDITIONS OF INDEMNIFICATION. With respect to any actual or potential claim, any written demand, the commencement of any action, or the occurrence of any other event which involves any matter or related series of matters (a "Claim") against which a party hereto is indemnified (the "Indemnified Party") by the other party (the "Indemnifying Party") under Section 4.1 or 4.2 hereof:

               4.3.1 Promptly after the Indemnified Party first receives written documents pertaining to the Claim, or if such Claim does not involve a third party Claim (a "Third Party Claim"), promptly after the Indemnified Party first has actual knowledge of such Claim, the Indemnified Party shall give notice to the Indemnifying Party of such Claim in reasonable detail and stating the amount involved, if know, together with copies of any such written documents.

               4.3.2  The Indemnifying Party shall have no
          obligation to indemnify the Indemnified Party with respect to any Claim if (i) the Indemnified Party fails to give the notice with respect thereto in accordance with Section 4.3.1 hereof, or (ii) the notice with respect thereto is not given on or before the fifth anniversary of the Closing Date.

          4.3.3 If the Claim involves a Third Party Claim, then the Indemnifying Party shall have the right, at its sole cost, expense and ultimate liability regardless of the outcome, and through counsel of its choice (which counsel shall be reasonably satisfactory to the Indemnified Party), to litigate, defend, settle or otherwise attempt to resolve such Third Party Claim; provided, however, that if in the Indemnified Party's reasonable judgment a conflict of interest may exist between the Indemnified Party and the Indemnifying Party with respect to such Third Party Claim, then the Indemnified Party shall be entitled to select counsel of its own choosing, reasonably satisfactory to the Indemnifying Party, in which event the Indemnifying Party shall be obligated to pay the fees and expenses of such counsel. Notwithstanding the preceding sentence, the Indemnified Party may elect, at any time and at the Indemnified Party's sole cost, expense and ultimate liability, regardless of the outcome, and through counsel of its choice, to litigate, defend, settle or otherwise attempt to resolve such Third Party Claim. If the Indemnified Party so elects (for reasons other than the Indemnifying Party's failure or refusal to provide a defense to such Third Party Claim), then the Indemnifying Party shall have no obligation to indemnify the Indemnified Party with respect to such Third Party Claim, but such disposition will be without prejudice to any other right the Indemnified Party may have to indemnification under Section 4.1 or 4.2 hereof, regardless of the outcome of such Third Party Claim. If the Indemnifying Party fails or refuses to provide a defense to any Third Party Claim, then the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such Third Party Claim, through counsel of its choice, on behalf of and for the account and at the risk of the Indemnifying Party, and the Indemnifying Party shall be obligated to pay the costs, expenses and attorney's fees incurred by the Indemnified Party in connection with such Third Party Claim. In any event, Buyer and Seller shall fully cooperate with each other and their respective counsel in connection with any such litigation, defense, settlement or other attempted resolution.

          4.4. TAXES AND EXPENSES.

               4.4.1  Seller hereby covenants and agrees to
          assume and pay all taxes on the transfer to Buyer of the Assets hereunder. Except as otherwise specifically provided for in this Agreement, Seller shall be responsible for and shall pay all costs, liabilities and other obligations incurred by Seller in connection with the performance of and compliance with all transactions, agreements and conditions contained in this Agreement to be performed or complied with by Seller, including legal and accounting fees.

               4.4.2 Except as otherwise specifically provided for in this Agreement, Buyer will assume and pay all costs, liabilities and other obligations incurred by Buyer in connection with the performance of and compliance with all transactions, agreements and conditions contained in this Agreement to be performed or complied with by Buyer, including legal and accounting fees.

          4.5  NON-COMPETITION.

               4.5.1  Upon the terms and subject to the
          conditions set forth in this Section 4.5, Seller covenants and agrees that, as a material consideration running to Buyer for Buyer's payments hereunder, for a period of five years from and after the Closing Date, Seller will neither permit Seller's name to be used by nor engage in or carry on, directly or indirectly, either for itself or as a member of a partnership or as a stockholder, investor, agent, associate or consultant of any person, partnership or corporation (other than Buyer or a subsidiary or affiliate of Buyer), any business in competition with the business as carried on by Seller or any of its subsidiaries or affiliates on the Closing Date, but only for as long as such like business is carried on by (i) Buyer or any subsidiary or affiliate of Buyer, or (ii) any person, corporation, partnership, trust or other organization or entity deriving title from Buyer to the assets and goodwill of the business being carried on by Seller or any of its subsidiaries or affiliates on the Closing Date, in any county in which Buyer or any subsidiary or affiliate of Buyer conducts business, or in any other county in any state of the United States, or in any country or political subdivision of the world. The parties intend that the covenants contained in this Section 4.5.1 shall be deemed to be a series of separate covenants, one for each county in each state of the United States and for each country and political subdivision of the world and, except for geographic coverage, each such separate covenant shall be identical in terms to the covenant contained in this Section 4.5.1. Seller further covenants and agrees that for a period of five years from and after the Closing Date Seller will not recruit, hire, assist others in recruiting or hiring, discuss employment with, or refer to others concerning employment, any person who is, or within the twelve-month period immediately prior to the Closing Date was, an employee of Seller, Buyer or a subsidiary or affiliate of either.

               4.5.2  The term of the covenants contained in
          Section 4.5.1 hereof shall be tolled for the period commencing on the date any successful action is filed for injunctive relief or damages arising out of a breach by Seller of Section 4.5.1 hereof and ending upon final adjudication (including appeals) of such action.

               4.5.3 If, in any judicial proceeding, the court shall refuse to enforce all of the separate covenants contained in Section 4.5.1 hereof because the time limit is too long, it is expressly understood and agreed between the parties hereto that for purposes of such proceeding such time limitation shall be deemed reduced to the extent necessary to permit enforcement of such covenants. If, in any judicial proceeding, the court shall refuse to enforce all of the separate covenants contained in Section 4.5.1 hereof because it is more extensive (whether as to geographic area, scope of business or otherwise) than necessary to protect the business and goodwill of Buyer, it is expressly understood and agreed between the parties hereto that for purposes of such proceeding the geographic area, scope of business or other aspect shall be deemed reduced to the extent necessary to permit enforcement of such covenants.

               4.5.4  Seller acknowledges that a breach of
          Section 4.5.1 hereof would cause irreparable damage to Buyer, and in the event of Seller's actual or threatened breach of the provisions of Section 4.5.1 hereof, Buyer shall be entitled to a temporary restraining order and an injunction restraining Seller from breaching such covenants without the necessity of posting bond or proving irreparable harm, such being conclusively admitted by Seller. Nothing shall be construed as prohibiting Buyer from pursuing any other available remedies for such breach or threatened breach, including the recovery of damages from Seller. Seller acknowledges that the restrictions set forth in this Agreement are reasonable in scope and duration, given the nature of the business of Buyer.

          4.6  ABSENCE OF REGISTRATION RIGHTS.

               4.6.1  Certain Definitions.  As used in this
          Section 4.6, the following shall have the following respective meanings:

               "Buyer Shares" shall mean the shares of Common Stock issued by Buyer pursuant to Section 1.2 of this Agreement and any other securities that may be issued by Buyer, or any successor of Buyer, as a distribution upon or in exchange for such shares or any such other securities.

               "Commission" shall mean the Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act.

               "Holder" shall mean any person who is the owner of record of any of the Buyer Shares.

               "Securities Act" shall mean the Securities Act of 1933 or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

               "Transfer" shall mean any sale or other
          disposition of any Buyer Shares which would constitute a sale thereof under the Securities Act.

               4.6.2  Restrictive Legend.  Each certificate
          representing any Buyer Shares and, except as otherwise provided in Section 4.6.3 hereof, each certificate issued upon exchange or transfer of any Buyer Shares (whether or not such exchange or transfer shall constitute a Transfer) shall be stamped or otherwise imprinted with a legend substantially in the following form:

          "THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER ANY SECURITIES LAWS AND MAY ONLY BE SOLD IN COMPLIANCE WITH ANY APPLICABLE SECURITIES LAWS. IN PARTICULAR, THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF (1) UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO SUCH SHARES SHALL THEN BE IN EFFECT OR UNLESS THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT ANY PROPOSED TRANSFER OR DISPOSITION OF SUCH SHARES IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND (2) EXCEPT IN ACCORDANCE WITH THE ASSET
          PURCHASE AGREEMENT DATED OCTOBER   , 1997 BETWEEN THE
          COMPANY AND FLOATING ARMS, INC., A COPY OF WHICH IS ON FILE WITH THE COMPANY AT ITS PRINCIPAL OFFICE."

               4.6.3 Notice of Proposed Transfer. Prior to any proposed Transfer of any Buyer Shares, the Holder thereof shall give written notice to Buyer of the intention to effect such Transfer. Each such notice shall describe the manner of the proposed Transfer and shall be accompanied by an opinion of counsel satisfactory to Buyer to the effect that the proposed transfer of the Buyer Shares may be effected without registration under the Securities Act and under applicable state securities or blue sky laws. Upon confirmation that such opinion is satisfactory to Buyer, the Holder of such Buyer Shares shall be entitled to transfer such Buyer Shares in accordance with the terms of its notice. Each certificate for Buyer Shares transferred as above provided shall bear the legend set forth in Section 4.6.2 hereof except that such certificate shall not bear such legend if (i) such Transfer is in accordance the provisions of Rule 144 (or any other rule permitting public sale without registration under the Securities Act) or (ii) the opinion of counsel referred to above is to the further effect that the transferee and any subsequent transferee (other than an affiliate of Buyer) would be entitled to Transfer such securities in a public sale without registration under the Securities Act. Buyer acknowledges that Seller may, by liquidation or other means, distribute the Buyers Shares to its shareholders. Buyer will not object to such transaction so long as it is done in accordance with the provisions hereof and does not violate any federal or state securities laws, rule and regulations.

               4.6.4 Lack of Required Registration. Buyer is under no obligation to file or provide any registration of the Buyer Shares under any Federal or State laws, including but not limited to the Securities Act, provided however that:

                    (a)  Incidental Registration.  If Buyer
               determines that it will file a Registration
               Statement, at any time after the Closing Date but before the third anniversary of the Closing Date, for any public offering of securities of the same class as Buyers Shares, either for its own account or the account of any security holder, Buyer shall give written notice to each Holder, at least thirty (30) days in advance of filing such Registration Statement, that such filing is expected to be made. Upon the written request of any Holder received by Buyer at least fifteen (15) days in advance of the filing, and subject to the limitation set forth in this Section 4.8.4, Buyer shall include in such Registration Statement Buyer Shares specified in the Holder's request for the purpose of registering those Buyer Shares for sale by or for the account of such Holder. Buyer shall have exclusive control over the filing, amending, withdrawal and other actions regarding such Registration Statement. Buyer shall have no obligation to give notice to any Holder with respect to the filing of, or to include any Buyers Shares for any Holder in, any registration statement on Form S-4 or Form S-8 or on any other form that does not include substantially the same information or is not in substantially the same format as would be required for a Registration Statement for a sale of Buyer Shares by a Holder.

                    (b)  If the securities to be sold by Buyer
               pursuant to a registration statement described in
               Section 4.6.4(a) hereof, or if none are to be sold by Buyer then if the majority of the securities to be sold by others pursuant to any such registration statement, are to be sold in any underwritten public offering, the right of any Holder to have Buyers Shares included in the same Registration Statement shall be conditioned upon the inclusion of such Holder's Buyer Shares in the same underwriting. Buyer, all Holders and all other security holders proposing to sell securities in such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected by Buyer. Notwithstanding any of the provisions of this
               Section 4.8.4, if the managing underwriter determines that marketing factors require a limitation of the number of securities to be included in the underwriting or should not include the Buyers Shares then held by any Holder thereof, or any portion thereof, the managing underwriter may limit the number of Buyers Shares to be included in the underwriting for all or any specific Holder to any number which it shall approve. Buyer shall advise all Holders who shall have requested inclusion of their Buyer Shares that may be included for all Holders and any limitation apply to any specific Holder any such aggregate number shall be allocated among all such Holders not specifically excluded from such offering in proportion, as nearly as practical, to the number of Buyers Shares for which each Holder requested registration. No Buyers Shares excluded from an underwriting by reason of such marketing limitation shall be included in the Registration Statement. If any Holder disapproves of the terms of the underwriting, he may elect to withdraw his Buyers Shares by giving written notice to Buyer and the managing underwriter. After receiving any such notice, Buyer shall withdraw those Buyers Shares from the Registration Statement. If a withdrawal of Buyers Shares or any withdrawal of other securities (except a complete withdrawal of all securities that were to be sold by Buyer, in which case Buyer may withdraw the Registration Statement in its entirety) makes it possible, with the marketing limitation set by the managing underwriter and Buyer, to include in the underwriting a greater number of Buyers Shares held by other Holders participating in such underwriting, then to the extent practical, without delaying the underwriting, Buyer shall offer to all Holders who then have Buyers Shares included in the underwriting an opportunity to include additional Buyer Shares in the proportion previously described in this Section 4.6.4(B). No Holder shall have any claim for damages or other relief against Buyer or any underwriter as a result of exclusion of it from such registration or reduction of its Shares included therein.

               4.6.5 State Securities or Blue Sky Laws. In connection with any registration under the Securities act of any sale of Buyer Shares by or for the account of any Holder pursuant to Section 4.6.4 hereof, Buyer shall file on a timely basis appropriate applications or other instruments to register, qualify or obtain exemptions for the sale under such state securities or blue sky laws as the managing underwriter shall reasonably specify or, if the sale is not to be an underwritten public offering, such state securities or blue sky laws as the Holder may reasonably request. Buyer, however, shall have no obligation to file any applications or other instruments in any jurisdiction in which either (i) no such filing is required with respect to the proposed sale of Buyers Shares by or for the account of the Holder, in the opinion of qualified counsel selected by Buyer, or (ii) Buyer would be required to execute a general consent to service of process, to register as a broker or dealer or to cause any officer or employee of Buyer to register as a dealer, broker, or salesman or in any similar capacity. Buyer shall use its best efforts in good faith to obtain and maintain for a reasonable period, up to six
          (6) months, an effective registration, qualification or exemption under the applications or other instruments filed by Buyer pursuant to this Section 4.6.5.

               4.6.6 All expenses incurred in connection with any Registration Statement filed or prepared for filing pursuant to Section 4.6.4 hereof and in connection with all related state securities or blue sky applications or other instruments, including without limitation all registration, filing and qualification fees, printing expenses, fees and disbursements of counsel for Buyer and fees and expenses of accountants incidental to such Registration Statement, shall be borne by the Holders whose Buyers Shares are included in such Registration Statement when it becomes effective, or if such Registration Statement does not become effective then by all Holders who originally requested the filing of such Registration Statement, in the proportion that the number of Buyers Shares included of reach such Holder bears to the total number of Buyers Shares and other securities of the same class, if any, that are included in such Registration Statement. All expenses incurred in connection with any Registration Statement filed or prepared for filing pursuant to section 4.6.4 hereof and in connection with all related state securities or blue sky applications or other instruments that would not have been incurred if Buyers Shares of one or more Holders had not been included in the Registration Statement, as reasonably determined by Buyer, shall be borne by each Holder whose Buyers Shares are included in the Registration Statement when it becomes effective in the proportion that the number of Buyers Shares included for each Holder bears to the total number of Buyers Shares included for all Holders.
          Notwithstanding any other provision of this Section 4.6.6, each Holder shall be the entire amount of any discount or commission allowed or paid to any underwriter in connection with any sale of Buyers Shares by or for the account of such Holder.

               4.6.7 Indemnifications. In connection with any Registration Statement filed pursuant to this
          Section 4.6, Buyer shall indemnify and hold harmless each Holder whose Buyers Shares are included in the Registration Statement, each underwriter who may purchase from or sell any Buyers Shares for any such Holder and each person who controls any such Holder or any such underwriter, within the meaning of the Securities Act, from and against any and all losses, claims, damages and liabilities caused by any untrue statements or alleged untrue statement of a material fact contained in the Registration Statement or nay related state securities or blue sky applications or other instruments or caused by any omission or alleged omission to state in the Registration Statement or any related stated securities or blue sky applications or other instruments any material fact required to be stated or necessary to make the statement which are made not misleading, except insofar as such losses, claims, damages or liabilities are caused by any untrue statement or alleged untrue statement or omission or alleged omission based upon information furnished to Buyer by such Holder, underwriter or controlling person expressly for use in the Registration Statement or any related state securities or blue sky applications or other instruments. Each Holder whose Buyer Shares are included in any Registration Statement filed pursuant to this Section 4.6 shall indemnify Buyer, its directors, each officer signing the Registration Statement, each other person (including each other Holder) whose securities are included in the Registration Statement, each underwriter who may purchase from or sell any securities for Buyer or any other person pursuant to the Registration Statement and each person, if any, who controls Buyer, any such other person or any such underwriter, within the meaning of the Securities Act, from and against any and all losses, claims, damages and liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or nay related state securities or blue sky applications or other instruments or caused by any omission or alleged omission to state in the Registration Statement or any related state securities or blue sky applications or other instruments any material fact required to be stated or necessary to make the statements which are made not misleading, insofar as such losses, claims, damages or liabilities are caused by any untrue statement or alleged untrue statement or omission or alleged omission based upon information furnished by the Holder from whom indemnification is sought expressly for use in the Registration Statement or any related state securities or blue sky applications or other instruments. To the extent the provisions contained in this Section 4.6 are in conflict with any indemnification provisions that are included in any underwriting agreement entered into by Buyer and one or more Holders with one or more underwriters in connection with any underwritten public offering registered under any Registration Statement filed pursuant to this Section 4.6, the provisions of the underwriting agreement shall govern. The indemnities provided for this Section 4.6.6 shall be independent of an in addition to any other indemnity provisions of this Agreement.

               4.6.7     Miscellaneous

                         (a)  Each Holder whose Buyers Shares are
                    included in any Registration Statement filed pursuant to this Section 4.6 shall furnish to Buyer such information regarding such Holder and the sale proposed by such Holder as may be required for inclusion in the Registration Statement or any related state securities or blue sky applications or other instruments, as may be necessary to provide supplemental information to the Commission, the National Association of Securities Dealers, Inc. or any administrator of any state securities or blue sky law, or as Buyer or any underwriter may reasonably request.

                         (b)  The registration rights granted in
                    this Section 4.6 are not assignable, in whole or in part, without the prior written consent of Buyer, except such rights shall transfer with the ownership of Buyers Shares to the shareholders of Seller.

                         (c)  As a condition to having Buyers
                    Shares included in any Registration Statement filed pursuant to this Section 4.6, each Holder may be required to agree, in a manner acceptable to Buyer, that in selling Buyers Shares, the Holder will comply with all applicable laws and regulations including, but not limited to, Rules 10b-2, 10b-6 and 10b-7 promulgated under the Securities Exchange Act of 1934.

               4.6.8 Obligation of Seller to file Schedule(s) and Reports. Seller shall be obligated to make all reports and filing of schedules under federal and/or state laws, rules and regulations relating to its acquisition and ownership of the Buyers Shares.

          4.7 OFFSETS AND CREDITS AGAINST ADDITIONAL PAYMENTS. In the event that Seller has not performed or is not performing its obligations under this Agreement or any agreement or document executed pursuant hereto or in the event that the failure of any representation, warranty or covenant made by Seller to Buyer in accordance with this Agreement results in any damage or loss to Buyer for which Buyer would be entitled to recover under this Agreement, Buyer shall give written notice of same to Seller and shall be entitled to withhold payment of any Additional Payments. If Seller has not corrected or remedied such failure of performance, representation, warranty or covenant within 30 days (ten days for failure to make the payment, if any, referred to in the Guaranty) following receipt of such notice, then Seller acknowledges that Buyer shall be entitled to an offset and credit against any Additional Payments, in the order of their maturity, equal to the amount of such payment or the value of such claim of obligation, damage or loss.

          4.8 BEST EFFORTS. Seller agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, obtaining all authorizations, consents, waivers and approvals as may be required in connection with the assignment of those contracts, agreements, licenses, leases, sales orders, purchase orders and other commitments to be assumed by Buyer pursuant to this Agreement.

          4.9 EXECUTION OF ADDITIONAL DOCUMENTS. Each party hereto will at any time, and from time to time after the Closing Date, upon request of the other party hereto, execute, acknowledge and deliver all such further deeds, assignments, transfers, conveyances, powers of attorney and assurances, and take all such further action, as may be required to carry out the intent of this Agreement, and to transfer and vest title to any Asset being transferred hereunder, and to protect the right, title and interest in and enjoyment of all of the Assets sold, granted, assigned, transferred, delivered and conveyed pursuant to this Agreement; provided, however, that this Agreement shall be effective regardless of whether any such additional documents are executed. It is understood and acknowledged by the parties hereto that Seller's Board of Directors has approved the transaction contemplated hereunder and is seeking the approval by a vote of its shareholders approving the contemplated hereunder by the majority vote required by law. Seller shall obtain such approval and delivery evidence thereof in form acceptable to Seller prior to Seller delivering Buyers Shares to Seller.

          4.10 FEES AND EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

          4.11 CHANGE OF CORPORATE NAME. Within thirty (30) days of the Closing Date, Seller shall change its corporate name so as not to include the words "Floating" or "Arms" therein.

     5.   CONDITIONS OF CLOSING.

          5.1 BUYER'S CONDITIONS OF CLOSING. The obligation of Buyer to purchase and pay for the Assets and to assume the liabilities and obligations set forth herein shall be subject to and conditioned upon the satisfaction at the Closing of each of the following conditions:

               5.1.1  All representations and warranties of
          Seller contained in this Agreement and the Schedules hereto shall be true and correct at and as of the Closing Date and Seller shall have performed all agreements and covenants and satisfied all conditions on its part to be performed or satisfied by the Closing Date pursuant to the terms of this Agreement, and Buyer shall have received a certificate of an authorized officer of Seller dated the Closing Date to such effect.

               5.1.2 There shall have been no material adverse change since the date of the Balance Sheet in the financial condition, business or affairs of Seller, and Seller shall not have suffered any material loss (whether or not insured) by reason of physical damage caused by fire, earthquake, accident or other calamity which substantially affects the value of its assets, properties or business, and Buyer shall have received a certificate of the principal financial officer of Seller dated the Closing Date to such effect.

               5.1.3 Seller shall have delivered to Buyer a Certificate of the Secretary of State (or other authorized public official) of Seller's jurisdiction of incorporation certifying as of a date reasonably close to the Closing Date that Seller has filed all required reports, paid all required fees and taxes, and is, as of such date, in good standing and authorized to transact business as a domestic corporation.

               5.1.4  Seller shall have obtained all
          authorizations, consents, waivers and approvals as may be required in connection with the assignment of those contracts, agreements, licenses, leases, sales orders, purchase orders and other commitments to be assigned to Buyer pursuant to this Agreement.

               5.1.5 Seller shall have executed and delivered the Bill of Sale, Assignment and Assumption Agreement to Buyer.

               5.1.6  Seller shall have delivered to Buyer a
          certificate of its corporate Secretary certifying:

                    (a)  Resolutions of its stockholders and
               Board of Directors authorizing execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby; and

                    (b) The incumbency of its officers executing this Agreement and all agreements and documents contemplated hereby.

               5.1.7 Neither any investigation of Seller by Buyer, nor the Schedules attached hereto or any supplement thereto nor any other document delivered to Buyer as contemplated by this Agreement, shall have revealed any facts or circumstances which, in the sole and exclusive judgment of Buyer and regardless of the cause thereof, reflect in an adverse way on Seller or its financial condition, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, business, operations or prospects.

               5.1.8 The approval and all consents from third parties and governmental agencies required to consummate the transactions contemplated hereby shall have been obtained.

               5.1.9 No suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby.

               5.1.10  As of the Closing, there shall be no
          effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided or imposing any conditions on the consummation of the transactions contemplated hereby, which is unduly burdensome on Buyer.

               5.1.11 Cathy O'Brien shall have entered into an agreement with Buyer relating to her employment by Buyer and for settlement of accrued employment benefits due her by Seller, on terms and conditions acceptable to Buyer.

          5.2  SELLER'S CONDITIONS OF CLOSING.  The obligation of
     Seller to sell, grant, convey, assign, transfer and deliver the Assets shall be subject to and conditioned upon the satisfaction at the Closing of each of the following conditions:

               5.2.1 All representations and warranties of Buyer contained in this Agreement shall be true and correct at and as of the Closing Date and Buyer shall have performed all agreements and covenants and satisfied all conditions on its part to be performed or satisfied by the Closing Date pursuant to the terms of this Agreement, and Seller shall have received a certificate of Buyer dated the Closing Date to such effect.

               5.2.2 Buyer shall have executed and delivered the Bill of Sale, Assignment and Assumption Agreement to
          Seller.

               5.2.3  Buyer shall have delivered to Seller a
          certificate of its corporate Secretary certifying:

                    (a)  resolutions of its Board of Directors
               authorizing execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby; and

                    (b) the incumbency of its officers executing this Agreement and all agreements and documents contemplated hereby.


               5.2.4 The approval and all consents from third parties and governmental agencies required to consummate the transactions contemplated hereby shall have been obtained.

               5.2.5 No suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby.

               5.2.6  As of the Closing, there shall be no
          effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided or imposing any conditions on the consummation of the transactions contemplated hereby, which is unduly burdensome on Seller.

     6.   MISCELLANEOUS.

          6.1 NOTICES. Any notice, consent, approval, request, demand or other communication required or permitted hereunder must be in writing to be effective and shall be deemed delivered and received (i) if personally delivered or if delivered by telex or telecopy with electronic confirmation when actually received by the party to whom sent, or (ii) if delivered by mail (whether actually received or not), at the close of business on the third business day next following the day when placed in the federal mail, postage prepaid, certified or registered mail, return receipt requested, addressed as follows:

          If to Buyer:

               Cramer, Inc.
               626 Adams Street
               Kansas City, KS  66105

          Copy to:

               Phillip A. Kusnetzky, Esq.
               McDowell, Rice, Smith & Gaar, P.C.
               605 W. 47th Street, Suite 350
               Kansas City, MO  64112

          If to Seller:

               Floating Arms, Inc.
               6381 Osgood Avenue North
               Stillwater, MN  55082

          Copy to:

               Terry Cullen, Esq.
               Felhaber, Larson, Fenlon & Vogt
               2100 Minnesota World Trade Center
               St. Paul, MN

     (or to such other address as any party shall specify by written notice so given).

          6.2 BINDING EFFECT; BENEFITS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          6.3 ENTIRE AGREEMENT. This Agreement, together with the Exhibits, Schedules and other documents contemplated hereby, constitute the final written expression of all of the agreements between the parties, and is a complete and exclusive statement of those terms. It supersedes all understandings and negotiations concerning the matters specified herein. Any representations, promises, warranties or statements made by any party that differ in any way from the terms of this written Agreement, and the Exhibits, Schedules and other documents contemplated hereby, shall be given no force or effect. The parties specifically represent, each to the other, that there are no additional or supplemental agreements between them related in any way to the matters herein contained unless specifically included or referred to herein. No addition to or modification of any provision of this Agreement shall be binding upon any party unless made in writing and signed by all parties.

          6.4 GOVERNING LAW. THIS AGREEMENT, AND ALL QUESTIONS RELATING TO ITS VALIDITY, INTERPRETATION, PERFORMANCE AND ENFORCEMENT (INCLUDING, WITHOUT LIMITATION, PROVISIONS CONCERNING LIMITATIONS OF ACTION), SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF KANSAS (EXCLUSIVE OF THE CONFLICT OF LAW PROVISIONS THEREOF) APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

          6.5 SURVIVAL. All of the terms, conditions, covenants, agreements, warranties and representations contained in this Agreement shall survive, in accordance with their terms, delivery by Buyer of the consideration to be given by it hereunder and delivery by Sellers of the consideration to be given by them hereunder, and shall survive the execution hereof and the Closing hereunder.

          6.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart. It is not necessary that each party hereto execute the same counterpart, so long as identical counterparts are executed by all parties.

          6.7 HEADINGS. Headings of the Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

          6.8 WAIVERS. Any party hereto may, by written notice to the other party hereto, (i) extend the time for the performance of any of the obligations or other actions of the other party under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement; (iii) waive compliance with any of the conditions or covenants of the other party contained in this Agreement; or (iv) waive performance of any of the obligations of the other party under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

          6.9 MERGER OF DOCUMENTS. This Agreement and all agreements and documents contemplated hereby constitute one agreement and are interdependent upon each other in all respects.

          6.10  INCORPORATION OF EXHIBITS AND SCHEDULES.  All
     Exhibits and Schedules attached hereto are by this reference incorporated herein and made a part hereof for all purposes as if fully set forth herein.

          6.11 SEVERABILITY. If for any reason whatsoever, any one or more of the provisions of this Agreement shall be held or deemed to be illegal, inoperative, unenforceable or invalid as applied to any particular case or in all cases, such circumstances shall not have the effect of rendering such provision illegal, inoperative, unenforceable or invalid in any other case or of rendering any of the other provisions of this Agreement illegal, inoperative, unenforceable or invalid. Furthermore, in lieu of each illegal, invalid, unenforceable or inoperative provision, there shall be added automatically, as part of this Agreement, a provision similar in terms of such illegal, invalid, unenforceable or inoperative provision as may be possible and as shall be legal, valid, enforceable and operative.

          6.12 ASSIGNABILITY. Neither this Agreement nor any of the parties' rights hereunder shall be assignable by any party hereto without the prior written consent of the other parties hereto; provided, however, that Buyer's, or its successors' or assigns', rights hereunder may be assigned or otherwise transferred, in whole or in part, without Sellers' consent (i) to any successor by merger or consolidation,
     (ii) to any bank or other financial institution, or to any individual, partnership, corporation or other entity, providing any financing to Buyer, its successors or assigns, or (iii) to any individual, partnership, corporation or other entity deriving title from Buyer or its successors or assigns to all or substantially all of the Assets as constituted on the date of any such transfer.

          6.13 DRAFTING. The parties acknowledge and confirm that each of their respective attorneys have participated jointly in the review and revision of this Agreement and that it has not been written solely by counsel for one party. The parties hereto therefore stipulate and agree that the rule of construction to the effect that any ambiguities are to be or may be resolved against the drafting party shall not be employed in the interpretation of this Agreement to favor any party against another.

          6.14 REFERENCES. The use of the words "hereof," "herein," "hereunder," and words of similar import shall refer to this entire Agreement, and not to any particular article, section, subsection, clause, or paragraph of this Agreement, unless the context clearly indicates otherwise.

     IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year hereinabove first set forth.

                              SELLER:
                              FLOATING ARMS, INC.


                              By:  /s/ Cahty Mishek O'Brien

                              Printed Name: Cathy Mishek O'Brien

                              Title:  President/CEO


                              BUYER:
                              CRAMER, INC.


                              By:  /s/ James R. Zicarelli

                              Printed Name:  James R. Zicarelli

                              Title:  CEO

                       A S S I G N M E N T


     WHEREAS, WORKPLACE DESIGNS, INC., a corporation of the State of Minnesota, having its principal place of business at 6381 Osgood Avenue North, Stillwater, Minnesota 55082, is the sole and exclusive owner of record, by assignment, of U.S. Patent
No. 5,311,210, issued May 10, 1994, which assignment was duly recorded on February 22, 1994, at Reel 6869, Frame 0680-0682 in the U.S. Patent and Trademark Office; and

     WHEREAS, on October 31, 1997, WORKPLACE DESIGNS, INC. has changed its corporate name to FLOATING ARMS, INC., as reflected by the document attached hereto as Exhibit A; and

     WHEREAS, CRAMER, INC., a Minnesota corporation, having its principal office located at 625 Adams Street, Kansas City, Kansas 66105, is desirous of acquiring the right, title and interest in, to and under the said Letters Patent and the inventions covered thereby, and FLOATING ARMS, INC. has agreed to transfer the said patent and the inventions covered thereby.

     NOW, THEREFORE, Be It Known that for and in consideration of the sum of One Dollar ($1.00) to it in hand paid by said CRAMER, INC. and for other good and valuable consideration, the receipt of all of which is hereby acknowledged, FLOATING ARMS, INC. has sold, assigned and transferred, and does hereby sell, assign and transfer unto said CRAMER, INC. the said inventions and U.S. Patent 5,311,210, issued May 10, 1994, and any reissue or reissues of said Letters Patent already granted and which may be granted on said applications for United States Letters Patent, the same to be held and enjoyed by CRAMER, INC. for its own use and enjoyment, and for the use and enjoyment of its successors, assigns or other legal representatives, to the end of the term or terms for which said Letters Patent are granted or reissued as fully and entirely as the same would have been held and enjoyed by FLOATING ARMS, INC., if this assignment and sale had not been made; together with all claims for damages by reason of past infringement of said Letters Patent, with the right to sue for, and collect the same for their own use and behoof, and for the use and behoof of its successors, assigns or other legal representatives.

     FLOATING ARMS, INC. hereby covenants that it has full right to convey the entire right, title and interest herein assigned, and that it has not executed, and will not execute, any agreements in conflict herewith.

     Signed at Rotherwood, Minneapolis, Minnesota, this 31st day of October, 1997.

                                   FLOATING ARMS, INC.


                                   By:  /s/ Cathy M. O'Brien
                                   Its: President/CEO


STATE OF MINNESOTA  )
                    )  ss.
COUNTY OF           )

     On this 31st day of October, 1997, personally appeared Cathy
O'Brien, to me known and known to me to be the President/CEO of FLOATING ARMS, INC., and acknowledged that she executed the foregoing instrument on behalf of FLOATING ARMS, INC. and pursuant to authority duly received.

                                   ______________________________
                                   Notary Public

(Seal)

                       A S S I G N M E N T

     WHEREAS, WORKPLACE DESIGNS, INC., a corporation organized and existing under the laws of the State of Minnesota, and having its principal office located at 6381 Osgood Avenue North, Stillwater, Minnesota 55082, is the owner of record, by assignment, of that certain invention disclosed and claimed in the application for United States Design Letters Patent entitled "CHAIR-MOUNTED MOUSE PAD ASSEMBLY", filed in the United States Patent and Trademark Office on March 25, 1997, as Serial
No. 29/069,290, which assignment was duly recorded on March 25, 1997, at Reel 8532, Frame 0868 in the U.S. Patent and Trademark Office; and

     WHEREAS, on October 31, 1997, WORKPLACE DESIGNS, INC. has changed its corporate name to FLOATING ARMS, INC., as reflected by the document attached hereto as Exhibit A; and

     WHEREAS, CRAMER, INC., a corporation organized and existing under the laws of the State of Kansas, and having its principal office located at 625 Adams Street, Kansas City, Kansas 66105 is desirous of acquiring the entire right, title and interest in and to said design and in and to any Design Letters Patent that may be granted therefor in the United States and in any and all foreign countries.

     NOW, THEREFORE, Be It Known that for and in consideration of the sum of One Dollar ($1.00) to it in hand paid by said CRAMER, INC., and for other good and valuable consideration, the receipt of all of which is hereby acknowledged, FLOATING ARMS, INC., has sold, assigned and transferred, and does hereby sell, assign and transfer unto said CRAMER, INC., the full and exclusive right to the said design in the United States and its territorial possessions and in all foreign countries and the entire right, title and interest in and to any and all Design Letters Patent which may be granted therefor in the United States and its territorial possessions and in any and all foreign countries and in and to any and all divisions, reissues, continuations and extensions thereof.

     FLOATING ARMS, INC. hereby authorizes and requests the Patent Office officials in the United States and any and all foreign countries to issue any and all of said Design Letters Patent, when granted, to said CRAMER, INC., as the assignee of its entire right, title and interest in and to the same, for the sole use and behoof of said CRAMER, INC., its successors and assigns.

     Signed at Stillwater, Minnesota, this 31st day of October,
1997.

                                   FLOATING ARMS, INC.


                                   By:  /s/ Cathy M. O'Brien
                                   Its: President/CEO


STATE OF MINNESOTA  )
                    ) ss.
COUNTY OF           )

     On this 31st day of October, 1997, before me, a Notary Public for and within the County aforesaid, personally appeared Cathy O'Brien, to me known, and known to me to be the President/CEO of FLOATING ARMS, INC., and acknowledged that she executed the foregoing instrument on behalf of FLOATING ARMS, INC. and pursuant to authority duly received.

                                   ______________________________
                                   Notary Public

(Seal)

     WHEREAS, Cramer, Inc. (the "Company") has, through its management, negotiated to acquire certain assets, specifically including patents and trademarks from Floating Arms, Inc. relating to ergonomic keyboards and related items and an Asset Purchase Agreement with respect to same has been written, and

     WHEREAS, this Board of Directors has reviewed with management the terms and conditions of said Agreement and believes it is in the best interests of the Company and its shareholders to enter in said Agreement.

     NOW THEREFORE BE IT RESOLVED, that Cramer, Inc. enter into a certain Asset Purchase Agreement by and between it and Floating Arms, Inc. in substantially the form attached hereto identified as Exhibit 1 and that the officers of the Company are authorized and directed to execute and deliver said Agreement on behalf of the Company and take all steps necessary for the closing of the transaction contemplated therein.


                     Telephonic Board Meeting
                             10/30/97
                           Approval By:

                          David Crandall
                          James Workman
                         James Zicarelli


          The entire Board of Directors of Cramer, Inc.

                       Floating Arms, Inc.
                        A/R AGING SUMMARY
                      As of October 31, 1997

                            Current          1-30           1-60              61-90            >90          TOTAL

Anodyne, Inc.                 75.00          0.00           0.00               0.00           0.00          75.00
Beth Leible                    0.00          0.00           0.00               0.00        -499.00        -499.00
Bethany Stancliff              0.00         25.00           0.00               0.00           0.00          25.00
Bidlo Associates               0.00          0.00           0.00               0.00         315.00         315.00
Chris McMurry                  0.00          0.00           0.00               0.00           0.00           0.00
Christopher McGuire            0.00          0.00           0.00               0.00           0.00           0.00
Deluxe Corporation             0.00        424.94           0.00               0.00           0.00         424.94
Eckberg Lammers
 Briggs Wolff &
 Vierling                    866.91          0.00           0.00               0.00           0.00         866.91
ElectraDisplay                 0.00        108.00           0.00               0.00           0.00         108.00
Ergonomically
 Correct                       0.00        102.00           0.00               0.00           0.00         102.00
Floating Arms,
 Inc.                          0.00          0.00           0.00               0.00        -519.00        -519.00
GE Capital/IT
 Solutions                     0.00          0.00           0.00               0.00         -46.00         -46.00
Hewlett Packard
 Hewlett Packard
  Oregon                       0.00          0.00           0.00               0.00           0.00           0.00
Total Hewlett
 Packard                       0.00          0.00           0.00               0.00           0.00           0.00

Katherin
 Kirkpatrick                   0.00          0.00           0.00               0.00           0.00           0.00
Linda Davis                    0.00          0.00           0.00               0.00           0.00           0.00
Logan Fabyanske                0.00          0.00           0.00               0.00           0.00           0.00
Neutral Posture
 Ergonomics                    0.00          0.00           0.00               0.00          92.00          92.00
Pilot Networking
 Group                       514.00          0.00           0.00               0.00           0.00         514.00
Relax the Back -
 Clearwater                  610.00          0.00           0.00               0.00           0.00         610.00
Relax the Back -
 Diana Jones                 102.00          0.00           0.00               0.00           0.00         102.00
Relax the Back -
 Wayne Skalka                102.00          0.00           0.00               0.00           0.00         102.00
Rockwell Collins               0.00          0.00           0.00               0.00         744.00         744.00
Ron Buono                    494.00       -494.00           0.00               0.00           0.00           0.00
Seattle Dept. of
 Parks and
 Recreation                  574.00          0.00           0.00               0.00           0.00         574.00
Trina Lankford                 0.00          0.00           0.00               0.00           0.00           0.00
Unimation Call
 Center                        0.00          0.00           0.00               0.00       1,028.00       1,028.00
Veterans Service
 Office                        0.00        905.94           0.00               0.00           0.00         905.94
TOTAL                      3,337.91      1,071.88           0.00               0.00       1,115.00       5,524.79


                       Floating Arms, Inc.
                        A/P AGING SUMMARY
                      As of October 31, 1997


                          Current            1-30           31-60             61-90            >90               TOTAL

3D Design                    0.00            0.00            0.00              0.00       5,753.00            5,753.00
Air Express
 International               0.00            0.00            0.00              0.00          45.00               45.00
Arrow
 Electronics, Inc.           0.00            0.00            0.00              0.00       2,195.54            2,195.54
AT&T                        91.85           91.85            0.00              0.00           0.00              183.70
Bayport Printing             0.00            0.00            0.00              0.00           0.00                0.00
BodyBilt Seating             0.00          578.00            0.00              0.00           0.00              578.00
Boffin, Ltd.                 0.00            0.00          280.55              0.00           0.00              280.55
Bruce Johnson                0.00            0.00            0.00              0.00         479.00              479.00
Canon Financial
 Services                  118.20          118.20            0.00              0.00           0.00              236.40
Cathy Mishek
 O'Brien                     0.00           40.00            0.00              0.00          56.50               96.50
Charles Clayton              0.00            0.00            0.00              0.00       1,525.00            1,525.00
Chris Andersen               0.00            0.00            0.00              0.00         165.00              165.00
Cirque Corp.                 0.00            0.00            0.00              0.00       2,624.00            2,624.00
Colleen Stehr                0.00            0.00            0.00              0.00       1,670.05            1,670.05
Concurrent
 Plastics                    0.00            0.00            0.00              0.00      16,234.00           16,234.00
Copy Cat Business
 Systems                     0.00            0.00            0.00              0.00          74.00               74.00
Cornell University           0.00            0.00            0.00              0.00       2,000.00            2,000.00
Craig Vinje                  0.00            0.00            0.00              0.00       3,774.00            3,774.00
Creative Carton              0.00            0.00            0.00              0.00           0.89                0.89
Doherty Rumble &
 Butler                      0.00            0.00            0.00              0.00         220.00              220.00
Edward Knaeble               0.00            0.00            0.00              0.00       1,912.50            1,912.50
Employment
 Advertiser                  0.00            0.00            0.00              0.00         178.98              178.98
Ernst & Young                0.00            0.00        2,000.00              0.00       4,700.00            6,700.00
Felhaber Larson
 Fenion Vogt                 0.00        1,534.10          755.00            726.50       2,306.76            5,322.36
First Bank Visa              0.00        1,360.05          477.71            207.08       2,443.04            4,487.88
Furst Group, Inc.            0.00          191.08          125.06              0.00          79.44              395.58
Gallop Studios               0.00            0.00            0.00              0.00         -27.25              -27.25
Haugen & Nikoll            260.00           90.00            0.00              0.00       2,903.18            3,253.18
InterFatron                  0.00          863.50            0.00              0.00           0.00              863.50
John Oertel-
 Director                  787.00            0.00            0.00              0.00           0.00              787.00
Ketcham Design
 Products                    0.00            0.00            0.00              0.00         250.00              250.00
Lino Manfrotto -
 Italy                       0.00            0.00            0.00              0.00       3,880.00            3,880.00
Nancy A. Martin              0.00            0.00            0.00              0.00         881.00              881.00
Netrual Posture
 Ergonomics                  0.00            0.00            0.00              0.00       1,193.86            1,193.86
North Coast
 Medical Inc.                0.00            0.00            0.00              0.00         335.50              335.50
Orchard Park               250.00            0.00            0.00              0.00       2,100.00            2,350.00
Procolor                     0.00            0.00            0.00              0.00         733.53              733.53
Quality Computer
 Products                    0.00            0.00            0.00              0.00         240.00              240.00
Reider Machine, Inc.         0.00            0.00            0.00              0.00         856.48              856.48
Secure Mini Storage         75.00            0.00            0.00              0.00           0.00               75.00
Select Seating               0.00            0.00            0.00              0.00       2,112.23            2,112.23
Stillwater Metals            0.00            0.00            0.00              0.00         300.00              300.00
The Big Idea                 0.00            0.00            0.00              0.00       2,550.00            2,550.00
The Ohio Casualty
 Group                       0.00            0.00            0.00              0.00         232.36              232.36
US West
 Communications              0.00          247.17            0.00              0.00           0.00              247.17
Vista Technologies           0.00            0.00            0.00              0.00         532.50              532.50
Zignego Agency
Inc.                         0.00          132.16            0.00              0.00         892.12            1,024.28

TOTAL                    1,682.05        5,248.11        3,638.32            933.58      68,402.21           79,802.27


</TABLE


                       Floating Arms, Inc.
                          BALANCE SHEET
                      As of October 2, 1997

                                                           Oct. 2, '97
ASSETS
 Current Assets
   Checking/Savings
    Checking - Bayport
    Investments                                               -1445.50
    Petty Cash                                                    4.09

                                                                100.00

   Total Checking/Savings                                    -1,341.41
   Accounts Receivable
    Accounts Receivable
      Allowance For Bad Debts                    -519.00
      Accounts Receivable - Other               3,795.94

    Total Accounts Receivable                   3,216.94

   Total Accounts Receivable                    3,216.94

   Other Current Assets
    Inventory - FG
      Inventory - Keyboards                    -3,803.12
      Inventory - Chairs                        1,038.15
      Inventory - Mousetrays                   -1,000.00
      Inventory - FG - Other                   12,304.14

    Total Inventory - FG                                      8,539.17

    Inventory - WIP                                          23,455.90

   Total Other Current Assets                                31,995.07

 Total Current Assets                                        33,870.50

Fixed Assets
   Production Equipment                                     122,785.00
   Office Furniture                                           9,222.62
   Office Furniture - Accum Depr                            -17,789.00

 Total Fixed Assets                                         114,218.82

 Other Assets
   Organization Costs                                           700.00
   Organization Costs - Amort                                  -587.50
   Patents                                                      301.88

 Total Other Assets                                             414.38

TOTAL ASSETS                                                      148,503.60




LIABILITIES & EQUITY
 Liabilities
   Current Liabilities
    Accounts Payable
      Accounts Payable                                       73,665.45

    Total Accounts Payable                                   73,665.45

    Other Current Liabilities
      Discount on Note                                      -30,130.00
      Notes Payable - Current                                24,387.00
      Accrued Liabilities                                     1,920.00
      Accrued Compensation                                   27,470.17
      Advances                                                7,750.00
      Sales Tax Payable                                         151.03

    Total Other Current Liabilities                          31,548.20

   Total Current Liabilities                                105,213.65

   Long Term Liabilities
    Notes Payable - Car Loan                                 11,542.30
    Notes Payable - Tool Loan                                85,178.85
    Notes Payable - AR Credit Line                            5,956.72

   Total Long Term Liabilities                              102,677.87

 Total Liabilities                                          207,891.52

 Equity
   Discount on Stock                                       -290,025.00
   Capital Stock                                          1,257,587.24
   Opening Bal. Equity                                          113.92
   Retained Earnings                                       -881,856.75
   Net Income                                              -145,207.33

 Total Equity                                               -58,367.92

TOTAL LIABILITIES & EQUITY                                  148,503.60




                       Floating Arms, Inc.
                         PROFIT AND LOSS
                  January through September 1997

                                                                                          Jan - Sep '97
Ordinary Income/Expense
   Income
     Sales - Keyboards                                                                        41,592.00
     Sales - Chairs                                                                            7,775.00
     Sales - Mousetray                                                                         4,057.00
     Sales - Shipping                                                                          3,209.50
     Sales - Returns                                                                            -399.00
     Sales Discounts                                                                             -16.95
     Uncategorized Income                                                                        500.22

   Total Income                                                                               56,717.77

   Cost of Goods Sold
     COGS - Keyboard                                                                          32,118.83
     COGS - Chairs                                                                             4,955.64
     COGS - Mousetray                                                                          2,100.00
     COGS - Other                                                                                -10.75
     COGS - Shipping                                                                           3,262.95
     Cost of goods Sold                                                                       -1,059.89

   TOTAL COSTS                                                                                41,366.78

 Gross Profit                                                                                 15,350.99

 Expense
   Freight-In Charges                                                                            125.58
   Bad Debt Expense                                                                              514.00
   Administrative
     Salaries                                                   38,886.65
     Payroll Taxes                                              10,999.41
     Advertising                                                   185.79
     Amortization Expense                                           37.50
     Bank Service Charges                                          734.25
     Commissions                                                   400.00
     Depreciation Expense                                        2,550.00
     Dues and Subscriptions                                         75.00
     Insurance
       Liability Insurance                1,957.73
       Insurance - Other                    725.00

     Total Insurance                                             2,682.73

     Miscellaneous                                                 351.62
     Outside Labor                                                 427.50
     Professional Fees
       Accounting                         7,701.60
       Consulting                             0.00
       Legal Fees                         8,838.50
       Payroll                              554.79

     Total Professional Fees                                    14,894.89

     Rent
       Equipment Rent                     1,493.79
       Office Rent                        3,770.50
       Rent - Other                       3,839.00

     Total Rent                                                  9,103.68





     Supplies                                                    1,256.58
     Telephone                                                   6,651.69
     Travel & Entertainment
       Auto Expense                      15,688.45
       Meals & Entertainment              1,563.94
       Travel & Entertainment
         - Other                            750.00

     Total Travel & Entertainment                               17,980.39

   Total Administrative                                                                      107,217.69

   Sales & Marketing
     Salaries                                                    2,291.67
     Payroll Taxes                                                 198.23
     Advertising                                                 3,375.20
     Consulting                                                  3,500.00
     Dues & Subscriptions                                           20.00
     Outside Labor                                              14,836.26
     Postage Delivery                                              806.28
     Printing                                                   -1,271.18
     Supplies                                                        9.50
     Telephone                                                     253.10
     Travel & Entertainment
       Auto Expense                       1,624.71
       Meals & Entertainment                665.23
       Travel                               864.32
       Travel & Entertainment               118.96
         - Other

     Total Travel & Entertainment                                3,271.22

Total Sales & Marketing                                                                       27,290.28

   Research & Development
     Subcontracted Engineering                                   5,674.00
     Supplies                                                    1,951.30
     Tooling                                                    14,500.00
     Travel & Entertainment
       Auto Expense                         216.96
       Meals & Entertainment                 13.72

     Total Travel & Entertainment                                  230.68

   Total Research & Development                                                               22,355.98

 Total Expense                                                                               157,503.53

Net Ordinary Income                                                                         -142,152.54

Other Income Expense
 Other Expense
   Interest Expense                                                                            1,883.35


 Total Other Expense                                                                           1,883.35

Net Other Income                                                                              -1,883.35

NET INCOME                                                                                  -144,835.89




